EXHIBIT 99.2

American Eagle Outfitters, Inc.
May 2009

Recorded Sales Commentary dated June 4, 2009

Good morning and welcome to the American Eagle Outfitters May 2009 Sales Commentary. This is Judy Meehan, Vice President of Investor Relations. During this call, I will make certain forward-looking statements based on our current expectations. Actual results may be materially different based on risk factors included in our quarterly and annual reports filed with the SEC.

Total sales for the four weeks ended May 30, 2009 decreased 2% to $195.5 million, compared to $200.0 million for the four weeks ended May 31, 2008. Consolidated comparable store sales decreased 7%, compared to a 9% decrease for the same period last year.

May sales were consistent with our expectations. We were pleased to see overall trends in store traffic and transactions show improvement. Customers are responding well to our latest merchandise update and new promotional events. The AE women's business strengthened to a negative mid single-digit comp, from negative low double-digits in the first quarter. The improvement was driven by new fashion items in our summer collection. We continue to make progress in a number of important categories, including AE jeans and fashion tops. AE Men's declined in the low double digits, primarily due to shorts.

Geographically, we experienced particular weakness in the West, Southwest and Southeast, which declined in the low double digits. This was primarily due to traffic declines. The best regions included Canada which comped positively and the Northeastern U.S. which declined slightly.

AEO direct increased 7% in May, driven by increased traffic.

We are reiterating our second quarter earnings guidance of $0.12 to $0.15 per share. This guidance excludes the possibility of additional impairments or losses related to investment securities. This compares to EPS of $0.29 last year.

Thank you for your continued interest in American Eagle Outfitters.